UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2016

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On September 19, 2016, SunPower Technology, Ltd. (“SPTL”), a wholly-owned subsidiary of SunPower Corporation (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with AU Optronics Singapore Pte. Ltd. (“AUO”). Pursuant to the Stock Purchase Agreement, SPTL agreed that it will purchase all of the shares of AUO SunPower Sdn. Bhd. (“AUOSP”) held by AUO for a purchase price of US$170.1 million in cash (payable in installments as set forth in the Stock Purchase Agreement). AUOSP was a joint venture of SPTL and AUO for the purpose of manufacturing solar cells, and the Stock Purchase Agreement was entered into contemporaneously with a Settlement Agreement and a Module Supply Agreement (each as discussed under Item 8.01 below).
The transactions contemplated by the Stock Purchase Agreement are subject to the closing conditions set forth therein. The parties anticipate that the closing of the transactions under the Stock Purchase Agreement (the “Closing”) will occur, subject to such conditions, on or about September 23, 2016, as provided in the Stock Purchase Agreement. If the Closing does not occur by September 30, 2016 and the Stock Purchase Agreement is validly terminated in accordance with its terms, the Settlement Agreement (as defined below), the Module Supply Agreement (as defined below), and other related agreements will be of no further force and effect.
SPTL’s obligations under the Stock Purchase Agreement and the obligations of SunPower Systems Sarl (“SPSW”) under the Module Supply Agreement are guaranteed by the Company pursuant to a guaranty in the form attached to the Stock Purchase Agreement (the “Guaranty”).
The foregoing description of the Stock Purchase Agreement and the Guaranty are qualified in their entirety by reference to the full text of the Stock Purchase Agreement (including the exhibits thereto), a copy of which is filed as Exhibit 10.1 hereto and which is incorporated into this report by this reference.

Item 1.02.	Termination of a Material Definitive Agreement

In connection with the transactions contemplated under the Stock Purchase Agreement, the Company (and certain of its affiliates), AUO (and certain of its affiliates), and AUOSP have agreed to terminate certain agreements, effective as of the Closing, including (a) the Joint Venture Agreement by and among SPTL, AUO, AU Optronics Corporation (“AUO Taiwan”), and AUOSP, dated as of May 27, 2010 and as amended from time to time, (b) the Supply Agreement for solar cells by and among SPSW, AUO, and AUOSP, dated as of July 5, 2010, and (c) the License and Technology Transfer Agreement by and among SPTL, AUO, and AUOSP, dated as of July 5, 2010. Certain obligations of the parties thereunder will survive termination of the agreements.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01.	FD Disclosure

A press release of the Company relating to the transactions described herein is attached as Exhibit 99.1 hereto.

The information furnished in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events

On September 19, 2016, in connection with the Stock Purchase Agreement, SPSW and AUO Taiwan entered into a Module Supply Agreement whereby AUO Taiwan agreed to purchase on commercial terms 100MW of SunPower’s E-Series solar modules with the purchase price be prepaid in full by AUO Taiwan prior to the Closing.
On September 19, 2016, the Company, SPTL, SunPower Philippines Manufacturing Limited, a wholly owned subsidiary of the Company, and SPSW entered into an agreement (the “Settlement Agreement”) with AUO, AUO Taiwan, and AUOSP to settle all claims, demands, damages, actions, causes of action, or suits between them, including but not limited to the arbitration before the ICC International Court of Arbitration, as described in prior filings.
The parties have agreed to file a notice of termination with prejudice and any other documentation or notices necessary in order to terminate the ICC Arbitration with prejudice within five business days of the Closing Date (as defined in the Purchase Agreement).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated September 19, 2016, by and between SunPower Technology, Ltd. and AU Optronics Singapore Pte. Ltd.

99.1	Press Release of SunPower Corporation dated September 19, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

September 19, 2016	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated September 19, 2016, by and between SunPower Technology, Ltd. and AU Optronics Singapore Pte. Ltd.

99.1	Press Release of SunPower Corporation dated September 19, 2016